(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant:	[ ]

Check the appropriate box:

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 240.14a-12

Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Juniper Business Plaza, 3499 Route 9 North, Suite 3-D

Freehold, New Jersey 07728

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 19, 2016

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), will be held on Thursday, May 19, 2016, at 4:00 p.m., Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey, for the following purposes:

1.	To elect three directors, each to hold office until the Company’s annual meeting of shareholders in 2019 and until his or her successor is duly elected and qualifies;

2.	To consider and vote upon the ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on March 14, 2016, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT IN PERSON, SHAREHOLDERS MAY AUTHORIZE A PROXY TO VOTE THEIR SHARES PRIOR TO THE MEETING USING THE METHODS DETAILED ON PAGE 5 OF THIS PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL D. PRASHAD
SECRETARY
March 31, 2016

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Juniper Business Plaza

3499 Route 9 North, Suite 3-D

Freehold, New Jersey 07728

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 19, 2016

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), of proxies to be voted at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, May 19, 2016, at 4:00 p.m., Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey 07728, and at any adjournments or postponements thereof, for the purposes listed in the preceding Notice of Annual Meeting of Shareholders (the “Notice”). This Proxy Statement and the accompanying Proxy Card are being distributed on or about March 31, 2016, to shareholders of record as of the close of business on March 14, 2016. Unless the context requires otherwise, references in this Proxy Statement to “Monmouth”, “we”, “our”, “us” and the “Company” refer to Monmouth Real Estate Investment Corporation and its consolidated subsidiaries.

A copy of the Company’s annual report, including financial statements, was mailed to all shareholders of record on or about January 21, 2016, and is available on the Company’s website at www.mreic.reit.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2016

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. Please visit the website www.proxyvote.com to view electronic versions of proxy materials and the Company’s 2015 Annual Report, and to request electronic delivery of future proxy materials. Have your Proxy Card or Notice of Internet Availability in hand when you access the website and follow the instructions. You will need your 12-digit Control Number, which is located on your Proxy Card or Notice of Internet Availability. Shareholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

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MONMOUTH CONTACT INFORMATION

The mailing address of our principal executive office is Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey 07728, and our main telephone number is (732) 577-9996. We maintain an Internet website at www.mreic.reit. Information at or connected to our website is not incorporated by reference into this Proxy Statement, and is not and should not be considered part of this Proxy Statement.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting of Shareholders? At the Annual Meeting, our common shareholders will vote upon the matters described in the Notice, including the election of directors, the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm and such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Once the business of the Annual Meeting is concluded, members of management will respond to questions raised by shareholders, as time permits.

Who can attend the Annual Meeting? All of our common shareholders of record as of the close of business on March 14, 2016, the record date for the Annual Meeting, or individuals holding their duly authorized proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 14, 2016, the record date for the Annual Meeting, to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

●	the election of three directors;

●	the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016; and

●	any other business as may properly come before the Annual Meeting.

We are not aware of any other business, other than procedural matters relating to the Annual Meeting or the proposals listed above, that may properly be brought before the Annual Meeting.

What are the Board’s recommendations? The Board recommends a vote:

●	FOR the election of each nominee for election as a director named in this Proxy Statement (Proposal No. 1); and

●	FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016 (Proposal No. 2);

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Unless you give other instructions on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board.

Who may vote? You may vote if you owned shares of our common stock at the close of business on March 14, 2016, which is the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date. Cumulative voting is not permitted in the election of directors.

What is a quorum for the Annual Meeting? As of the close of business on March 14, 2016, we had 64,911,833 shares of common stock outstanding. In order to conduct a meeting, shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present in person or by proxy. No business may be conducted at the Annual Meeting if a quorum is not present. If you submit a properly executed Proxy Card or authorize a proxy by telephone or via the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” results when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of the votes cast in the election of directors. To ratify the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm (Proposal No. 2), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a shareholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter and in their discretion on any other matter that may properly come before the Annual Meeting.

If you are a shareholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

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If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (NYSE), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. As noted above, this is referred to as a broker “non-vote.” A broker non-vote is not considered a vote cast on a proposal and broker non-votes will have no effect on the vote on any of the matters to be considered at the Annual Meeting. If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law, your broker is entitled to vote your shares on Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm) if no instructions are received from you, but your broker is not entitled to vote on Proposal No. 1 (Election of Directors) without specific instructions from you. If you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held of record in your name, there are three ways for you to authorize a proxy:

●	By Telephone or on the Internet – You can authorize a proxy by calling the toll-free telephone number on your Proxy Card or Notice. Please have your Proxy Card or Notice of Internet Availability in hand when you call. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice of Internet Availability handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 18, 2016. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

●	By Mail – If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors on each matter listed in this Proxy Statement and in their discretion on any other matter properly brought before the Annual Meeting.

●	In Person at the Annual Meeting – All shareholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Even if you plan to attend the Annual Meeting, we request that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

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If you mail us your properly completed and signed Proxy Card, or authorize a proxy to vote your shares by telephone or Internet, your votes will be cast according to the choices that you specify. Unless you indicate otherwise on your Proxy Card, the persons named as your proxies will cast your votes: FOR all of the nominees for election as directors named in this Proxy Statement; FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm; and in their discretion on any additional matters properly brought before the Annual Meeting.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

●	Filing written notice of revocation before our Annual Meeting with our Secretary at the address shown on the front of this Proxy Statement;

●	Signing a proxy bearing a later date; or

●	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your instructions.

Who pays for this proxy solicitation? The cost of preparing, assembling and distributing this Proxy Statement and form of proxy, and the cost of soliciting the proxies related to the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, Internet and telephone, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the close of business on the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and authorizing your proxy by the Internet or telephone, or by completing and returning the enclosed Proxy Card (if you received your proxy materials in the mail) will help to avoid additional expense.

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PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s charter and bylaws provide for a classified board of directors comprised of Class I, II, and III directors. Three Class I directors are up for election at the Annual Meeting, to serve until the Company’s annual meeting of shareholders in 2019 and until their successors are duly elected and qualify. The three nominees for election as Class I directors are set forth below. Unless instructed otherwise, the proxy holders will vote all proxies received by them for the nominees listed below or, if any such nominee is unwilling or unable to serve, for any other nominee designated by the Company’s Board of Directors. As of the date of this Proxy Statement, the Company’s Board of Directors is not aware of any other individual who may properly be nominated for election as a Class I director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director, if elected. The nominees listed below are currently each serving as a director of the Company and each has consented, if elected as a director, to serve until his or her term expires.

The Company’s Board of Directors currently consists of eleven directors, three of whom have terms expiring at the Annual Meeting and when their successors are duly elected and qualify.

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INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the three Class I Director nominees during the last five years has been furnished to the Company by such nominee:

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Anna T. Chew	57	Director. Interim Chief Financial Officer (March 2012 to July 2012). Chief Financial Officer (1991 to 2010). For UMH Properties, Inc., an affiliated company, Vice President and Chief Financial Officer and Director (1995 to present). Ms. Chew is a Certified Public Accountant. Ms. Chew’s extensive public accounting, finance and real estate industry experience is primary, among other reasons, why Ms. Chew serves on our Board and has been nominated for re-election as a Class I Director.	2007

Daniel D. Cronheim	61	Director. Attorney at Law (1979 to present). Certified Property Manager (2010 to present). President (2000 to present) of David Cronheim Mortgage Company, a privately-owned real estate investment bank. Executive Vice President (1997 to present) of Cronheim Management Services, Inc., a real estate management firm. Executive Vice President (1989 to present) and General Counsel (1983 to present) of David Cronheim Company, a real estate brokerage firm; Director, Chairman of Compensation Committee and Audit Committee (2000 to November 2013) of Hilltop Community Bank. Mr. Cronheim’s extensive experience in real estate management and the mortgage industry is primary, among other reasons, why Mr. Cronheim serves on our Board and has been nominated for re-election as a Class I Director.	1989

Scott L. Robinson	45	Lead Independent Director. Managing Director, Oberon Securities (2014 to Present). Director, The REIT Center at New York University (2008 to present); Member of New York University’s REIT Center Board of Advisors (2013 to present). Managing Partner, Cadence Capital Group (2009 to 2013); Vice President, Citi Markets and Banking (2006 to 2008) at Citigroup; Senior REIT and CMBS analyst at Standard & Poor’s (1998 to 2006). Mr. Robinson’s extensive experience in real estate finance and investment is primary, among other reasons, why Mr. Robinson serves on our Board and has been nominated for re-election as a Class I Director.	2005

At the Annual Meeting, the shareholders of the Company will be requested to elect three Class I Directors. A plurality of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to elect a nominee.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE THREE NOMINEES NAMED ABOVE

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INFORMATION CONCERNING CONTINUING DIRECTORS

AND EXECUTIVE OFFICERS

Class II Directors with Terms Expiring in 2017

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Brian H. Haimm	46	Independent Director. Chief Financial Officer and Chief Operating Officer (2006 to present) of Ascend Capital, a private equity firm. Mr. Haimm’s extensive experience in accounting, finance and the real estate industry is the primary reason, amongst many, why Mr. Haimm serves on our Board.	2013

Neal Herstik	57	Independent Director. Attorney at Law, Gross, Truss & Herstik, PC (1997 to present). Mr. Herstik’s extensive legal experience and experience in the real estate industry are primary, among other reasons, why Mr. Herstik serves on our Board.	2004

Matthew I. Hirsch	56	Independent Director. Attorney at Law, Law Office of Matthew I. Hirsch (1985 to present); Adjunct Professor of Law, Widener University School of Law (1993 to present). For UMH Properties, Inc., an affiliated company, Director (2013 to present). Mr. Hirsch’s experience with real estate transactions, legal issues relating to real estate and the real estate industry are primary, among other reasons, why Mr. Hirsch serves on our Board.	2000

Stephen B. Wolgin	61

Independent Director. Managing Director of U.S. Real Estate Advisors, Inc. (2000 to present), a real estate advisory services group based in New Jersey. Partner with the Logan Equity Distressed Fund (2007 to present). Prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis.

For UMH Properties, Inc., an affiliated company, Director (2007 to present).

Mr. Wolgin’s extensive experience as a real estate and finance consultant and experience in the real estate industry are primary, among other reasons, why Mr. Wolgin serves on our Board.

			2003

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Class III Directors with Terms Expiring in 2018

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Catherine B. Elflein	55	Independent Director. Certified Public Accountant. Senior Director – Risk Management (2006 to present) at Celgene Corporation, a biopharmaceutical company; Controller of Captive Insurance Companies (2004 to 2006) and Director – Treasury Operations (1998 to 2004) at Celanese Corporation. Ms. Elflein’s extensive experience in accounting, finance and risk management is primary, among other reasons, why Ms. Elflein serves on our Board.	2007

Eugene W. Landy	82	Founder and Chairman of the Board (1968 to present), President and Chief Executive Officer (1968 to April 2013) and Director. Attorney at Law. Partner of the Law Firm of Landy & Landy. For UMH Properties, Inc., an affiliated company, Founder, Chairman of the Board (1995 to present), Director (1969 to present) and President (1969 to 1995). As our Founder and Chairman, Mr. Landy’s unparalleled experience in real estate investing is primary, among other reasons, why Mr. Landy serves on our Board.	1968

Michael P. Landy	54

President and Chief Executive Officer (April 2013 to present) and Director. Chief Operating Officer (2011 to April 2013), Executive Vice President (2009 to 2010), Executive Vice President-Investments (2006 to 2009), and Vice President-Investments (2001 to 2006). Member of New York University’s REIT Center Board of Advisors (2013 to present).

For UMH Properties, Inc., an affiliated company, Director (2011 to present), Executive Vice President (2010 to 2012) and Vice President-Investments (2001 to 2010).

Mr. Landy’s role as our President and Chief Executive Officer and extensive experience in real estate finance, investment, capital markets and operations management are primary, among other reasons, why Mr. Landy serves on our Board.

			2007

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Samuel A. Landy	55	Director. Attorney at Law (1985 to present), Partner of the Law Firm of Landy & Landy. For UMH Properties, Inc., an affiliated company, President and Chief Executive Officer (1995 to present), Vice President (1991 to 1995) and Director (1992 to present). Mr. Landy’s extensive experience in real estate investment and REIT leadership is primary, among other reasons, why Mr. Landy serves on our Board.	1989

Six of the Company’s directors are also directors of UMH Properties, Inc. (UMH), a publicly-owned affiliate of the Company, which primarily engages in manufactured housing related real estate transactions.

Other Named Executive Officers of the Company

Officer	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Kevin S. Miller	46

Chief Financial Officer (July 2012 to present) and Chief Accounting Officer (May 2012 to present). Certified Public Accountant. Assistant Controller and Assistant Vice-President (2005 to May 2012) of Forest City Ratner, a real estate developer, owner and operator and a wholly-owned subsidiary of a publicly-held company, Forest City Enterprises, Inc.

			N/A

Allison Nagelberg	51

General Counsel (2000 to present). Attorney at Law (1989 to present). Ms. Nagelberg also has a Master of Business Administration in Finance.

For UMH Properties, Inc., an affiliated company, General Counsel (2000 to 2013).

			N/A

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CORPORATE GOVERNANCE AND BOARD MATTERS

We are committed to maintaining sound corporate governance principles. The Board of Directors has periodically updated and approved formal Corporate Governance Guidelines that address the qualifications and responsibilities of directors, director independence, committee structure and responsibilities, and interactions with management, among other matters. The Corporate Governance Guidelines are available on the Company’s website at www.mreic.reit. Together with the charter and bylaws of the Company and the charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

Board Leadership Structure and Role in Risk Oversight

Since the Company’s inception in 1968 through April 2013, the positions of Chief Executive Officer and Chairman of the Board of Directors were combined. For more than forty years, both positions were held by Eugene W. Landy. Effective April 9, 2013, as part of the Board’s succession planning strategy, Michael P. Landy was elected as the Company’s President and Chief Executive Officer. Mr. Michael P. Landy, who served as the Company’s Chief Operating Officer since 2011, continues to serve as a member of the Company’s Board of Directors. Mr. Eugene W. Landy continues to serve as Chairman of the Board of Directors. The Board of Directors has selected a Lead Independent Director, Scott L. Robinson, to preside at executive sessions of the non-management directors. The Board reviews the structure of the Board and Company leadership as part of the succession planning process. At present, our Board believes that this structure is appropriate and that it facilitates independent oversight of management.

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. The Audit Committee reviews the Company’s financial and compliance risks and major legislative and regulatory developments which could materially impact the Company. The Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company.

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the NYSE. The Board requires that at least a majority of its directors satisfy this definition of independence. The Board of Directors has considered business and other relationships between the Company and each of its directors, including information provided to the Company by the directors. Based upon its review, the Board of Directors has determined that all of its directors, other than Ms. Anna T. Chew and Messrs. Daniel D. Cronheim, Eugene W. Landy, Michael P. Landy, and Samuel A. Landy, are independent, consistent with the Corporate Governance Guidelines. The Corporate Governance Guidelines, which incorporate the NYSE Director Independence Standards, are available at the Company’s website located at www.mreic.reit and are available in print upon request.

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Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last fiscal year. No director attended fewer than 75% of the meetings of the Board of Directors and of meetings of the Committees on which he or she served. The Company does not have a policy concerning directors’ attendance at the Annual Meeting of Shareholders. Five directors attended the Company’s 2015 Annual Meeting of Shareholders.

The Company has a standing Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors. Each of these committees is composed exclusively of independent directors.

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent registered public accounting firm, approving the audit fees, and monitoring the qualifications, independence and performance of the Company’s independent registered public accounting firm. It also oversees the internal audit function, legal and regulatory compliance, establishing procedures for complaints received regarding the Company’s accounting, internal accounting controls and auditing matters. In addition, the Audit Committee prepares the Audit Committee Report, which is included in the Company’s annual proxy statements. The Audit Committee had four meetings during the fiscal year ended September 30, 2015, including an executive session with the independent auditors, in which management did not attend. The Audit Committee operates under the Audit Committee Charter which is available on the Company’s website at www.mreic.reit.

The current members of the Company’s Audit Committee are Catherine B. Elflein, Brian H. Haimm (who serves as Chairman of the Audit Committee), Matthew I. Hirsch, Scott L. Robinson, and Stephen B. Wolgin. The Board has determined that the members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE, and that each of them is able to read and understand fundamental financial statements, and is “financially literate” within the meaning of the rules of the NYSE. The Board has also determined that Catherine B. Elflein, Brian H. Haimm, Scott L. Robinson and Stephen B. Wolgin are “audit committee financial experts” within the meaning of the rules of the SEC.

Compensation Committee

The Compensation Committee’s responsibilities include (1) evaluating the Chief Executive Officer’s and other executive officers’ performance in light of the Company’s goals and objectives and determining the Chief Executive Officer’s and other executive officers’ compensation, which includes base salary and bonus; and (2) administering the Company’s 2007 Stock Option and Stock Award Plan, as Amended and Restated (“2007 Plan”). The Compensation Committee had at least one meeting during the fiscal year ended September 30, 2015. The current members of the Compensation Committee are Brian H. Haimm, Matthew I. Hirsch and Stephen B. Wolgin (who serves as the Chairman of the Compensation Committee). The Board has determined that the members of the Compensation Committee are independent as defined by the rules of the SEC and the listing standards of the NYSE. The Compensation Committee operates under the Compensation Committee Charter which can be found at the Company’s website at www.mreic.reit.

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Nominating Committee

The Nominating Committee identifies, considers and recommends candidates to serve as members of the Board and makes recommendations regarding the structure and composition of the Board of Directors and Committees. The Nominating Committee had at least one meeting during the fiscal year ended September 30, 2015. The current members of the Nominating Committee are Neal Herstik, Matthew I. Hirsch (who serves as the Chairman of the Nominating Committee), and Stephen B. Wolgin. The Board of Directors has determined that each member of the Nominating Committee is “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Nominating Committee operates under the Nominating Committee Charter which can be found at the Company’s website at www.mreic.reit.

The principal function of the Nominating Committee is to review and recommend candidates for nomination to the Board of Directors. The Nominating Committee will consider for recommendation as nominees appropriate individuals whose names are submitted in writing by a shareholder, and will evaluate them using the same criteria as that used for other candidates. See “Shareholder Communications” on page 16 for more information.

The Nominating Committee has established a process for identifying and evaluating prospective nominees for director. The Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if the Nominating Committee deems necessary or appropriate, hiring a search firm. The Nominating Committee considers diversity of background and personal experience in identifying director candidates. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating Committee by the Committee Chairman. The Nominating Committee will then prioritize the candidates and determine if the Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contact with the candidate. To the extent feasible, all of the members of the Nominating Committee, the President and Chief Executive Officer and Chairman of the Board will interview the prospective candidate(s). Evaluations and recommendations of the interviewers are submitted to the Nominating Committee for final evaluation. The Nominating Committee will then meet to consider such recommendations and to select the final candidate(s) to recommend to the Board of Directors as nominees. The Nominating Committee will evaluate all potential nominees for director, including nominees recommended by a shareholder, on the same basis.

To date, there are no third parties being compensated for identifying and evaluating candidates.

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Independent Director Meetings

The Company’s independent directors, as defined under the listing standards of the NYSE, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such additional times as may be deemed appropriate by the Company’s independent directors. Any independent director may call an executive session of independent directors at any time. The independent directors had at least one meeting during the fiscal year ended September 30, 2015. The Board of Directors has selected a Lead Independent Director, Scott L. Robinson, to preside at executive sessions of the independent directors.

Shareholder Communications

Shareholders and other interested parties who desire to contact the Company’s Board of Directors may do so by writing to: Board of Directors, c/o Secretary, Monmouth Real Estate Investment Corporation, 3499 Route 9 North, Suite 3-D, Freehold, NJ 07728. Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication. Shareholders and other interested parties also may direct communications solely to the Independent Directors of the Company by addressing such communications to the Independent Directors, c/o Secretary, at the address set forth above. In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints that may be received by the Company regarding accounting, internal accounting controls or auditing matters and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “Confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and employees of the Company, including its principal executive officer and principal financial officer. This code is posted on our website at www.mreic.reit. During fiscal 2015 and through the date of this proxy, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting the Company’s common shareholders will be asked to consider and vote on a proposal to ratify the appointment of PKF O’Connor Davies, LLP (“PKF”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016. The Company’s charter and bylaws do not require that its shareholders ratify the appointment of PKF as the Company’s independent registered public accounting firm. The Company is asking its common shareholders to ratify this appointment as a matter of good corporate practice. If the Company’s common shareholders do not ratify the appointment of PKF, the Company’s Audit Committee will reconsider whether to retain PKF as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of PKF is ratified by the Company’s common shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company. The Company expects a representative of PKF to be present at the Annual Meeting, to make a statement if he or she desires to do so and to respond to appropriate questions.

A majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to ratify the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PKF O’CONNOR DAVIES, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2016

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of the Company’s common stock (the “Common Shares”) as of March 14, 2016, by:

●	each person known by the Company to beneficially own more than five percent of the Company’s outstanding Common Shares;

●	the Company’s directors;

●	the Company’s executive officers; and

●	all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the person or persons named below have sole voting and investment power and that person’s address is c/o Monmouth Real Estate Investment Corporation, Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey 07728. In determining the number and percentage of Common Shares beneficially owned by each person, Common Shares that may be acquired by that person under options exercisable within sixty (60) days of March 14, 2016, are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding Common Shares for that person, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

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Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Shares Outstanding (2)

The Vanguard Group, Inc.	5,937,760	(3)	9.15%
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock Inc.	4,106,879	(4)	6.33%
40 East 52nd Street
New York, NY 10022

Anna T. Chew	360,436	(5)	*

Daniel D. Cronheim	170,449	(6)	*

Catherine B. Elflein	10,540	(7)	*

Brian H. Haimm	11,517		*

Neal Herstik	14,848	(8)	*

Matthew I. Hirsch	74,096		*

Eugene W. Landy	1,945,900	(9)	2.98%

Michael P. Landy	556,130	(10)	*

Samuel A. Landy	349,608	(11)	*

Kevin S. Miller	35,899	(12)	*

Allison Nagelberg	63,253	(13)	*

Scott L. Robinson	6,710		*

Katie Rytter	7,350	(14)	*

Stephen B. Wolgin	58,552	(15)	*

Directors and Executive Officers as a group			5.61%

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*Less than 1%.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Common Shares listed.

(2)	Based on the number of Common Shares outstanding on March 14, 2016, which was 64,911,833.

(3)	Based on Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group, Inc. owns 5,937,760 Common Shares as of December 31, 2015. The Vanguard Group, Inc. has sole dispositive power over 5,848,993 Common Shares and sole voting power over 76,567 Common Shares. The Vanguard Group, Inc. has shared dispositive power over 88,767 Common Shares.

(4)	Based on Schedule 13G/A filed with the SEC on January 26, 2016, BlackRock Inc. owns 4,106,879 Common Shares as of December 31, 2015. BlackRock Inc. has sole dispositive power over 4,106,879 Common Shares and sole voting power over 3,959,251 Common Shares.

(5)	Includes (a) 332,485 Common Shares owned jointly with Ms. Chew’s husband; and (b) 27,951 Common Shares held in the UMH 401(k) Plan for Ms. Chew’s benefit. Ms. Chew is a co-trustee of the UMH 401(k) Plan and has shared voting power, but no dispositive power, over the 158,638 Common Shares held by the UMH 401(k) Plan. She, however, disclaims beneficial ownership of all of the Common Shares held by the UMH 401(k) Plan, except for the 27,951 Common Shares held by the UMH 401(k) Plan for her benefit.

(6)	Includes (a) 80,000 Common Shares held in a trust for Mr. Cronheim’s two minor family members, to which he disclaims any beneficial interest but he has sole dispositive and voting power and (b) 79,499 Common Shares pledged in a margin account.

(7)	Includes 3,500 Common Shares owned jointly with Ms. Elflein’s husband.

(8)	Includes 1,600 Common Shares owned by Mr. Herstik’s wife.

(9)	Includes (a) 97,914 Common Shares owned by Mr. Eugene Landy’s wife; (b) 225,427 Common Shares held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a trustee and has shared voting and dispositive power; (c) 192,294 Common Shares held in the Landy & Landy Employees’ Pension Plan over which Mr. Landy has shared voting and dispositive power; (d) 13,048 Common Shares held in Landy Investments Ltd., over which Mr. Landy has shared voting and dispositive power; (e) 131,200 Common Shares held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Landy has shared voting and dispositive power; (f) 33,755 Common Shares held by Juniper Plaza Associates, over which Mr. Landy has shared voting and dispositive power; (g) 26,663 Common Shares held by Windsor Industrial Park Associates, over which Mr. Landy has shared voting and dispositive power; (h) 378,951 Common Shares pledged in a margin account; and (i) 409,017 Common Shares pledged as security for loans. Includes 455,000 Common Shares issuable upon the exercise of stock options that are exercisable within 60 days of March 14, 2016. Excludes 65,000 Common Shares issuable upon the exercise of a stock option not exercisable within 60 days of March 14, 2016.

(10)	Includes (a) 28,376 Common Shares owned by Mr. Michael Landy’s wife; (b) 145,082 Common Shares held in custodial accounts for Mr. Landy’s children under the New Jersey Uniform Transfer to Minors Act in which he disclaims any beneficial interest but has power to vote; (c) 53,000 Common Shares held by EWL Grandchildren Fund, LLC, of which Mr. Landy is a co-manager and over which Mr. Landy shares voting and dispositive power; (d) 17,047 Common Shares held in the UMH 401(k) Plan for Mr. Landy’s benefit; and (e) 157,150 Common Shares pledged in a margin account.

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(11)	Includes (a) 24,111 Common Shares owned by Mr. Samuel Landy’s wife; (b) 22,379 Common Shares held by the Samuel Landy Family Limited Partnership, over which Mr. Landy has sole voting and dispositive power; (c) 53,000 Common Shares held in EWL Grandchildren Fund, LLC, of which Mr. Landy is a co-manager and over which Mr. Landy shares voting and dispositive power; (d) 40,332 Common Shares pledged in a margin account; (e) 182,086 Common Shares pledged as security for a loan and (f) 61,365 Common Shares held in the UMH 401(k) Plan for Mr. Landy’s benefit. As a co-trustee of the UMH 401(k) Plan, Mr. Landy has shared voting power, but no dispositive power, over the 158,638 Common Shares held in the UMH 401(k) Plan. He, however, disclaims beneficial ownership of all of the Common Shares held by the UMH 401(k) Plan, except for the 61,365 Common Shares held by the UMH 401(k) Plan for his benefit.

(12)	Includes 520 Common Shares held in the UMH 401(k) Plan for Mr. Miller’s benefit.

(13)	Includes (a) 3,199 Common Shares owned by Ms. Nagelberg’s husband; (b) 1,576 Common Shares held in custodial accounts for Ms. Nagelberg’s children under the New Jersey Uniform Transfers to Minors Act with respect to which she disclaims any beneficial interest but she has sole dispositive and voting power and (c) 6,751 Common Shares held in the UMH 401(k) Plan for Ms. Nagelberg’s benefit.

(14)	Includes 440 Common Shares held in the UMH 401(k) Plan by the Company’s Corporate Controller, Ms. Rytter, for her benefit.

(15)	Includes 2,754 Common Shares owned by Mr. Wolgin’s wife and (b) 2,600 shares of the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock (Series A Preferred Stock).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has been appointed to implement the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Committee has the overall responsibility for approving and evaluating the executive officer compensation plan, policies and programs of the Company. The Committee’s primary objectives include serving as an independent and objective party to review such compensation plan, policies and programs. The Compensation Committee has not retained or obtained the advice of a compensation committee consultant for determining or recommending the amount of executive or director compensation.

Throughout this report, the individuals who served as the Company’s Chairman of the Board and the President and Chief Executive Officer and other officers during fiscal 2015 included in the Summary Compensation Table presented below in this Proxy Statement, are sometimes referred to in this Proxy Statement as the named executive officers.

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Compensation Philosophy and Objectives

The Committee believes that a well-designed compensation program should align the goals of the President and Chief Executive Officer with the goals of the shareholders, and that a significant part of the executive’s compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for the performance of the Company, and compensation levels should also reflect the executives’ individual performance in an effort to encourage increased individual contributions to the Company’s performance. The compensation philosophy, as reflected in the Company’s employment agreements with its executives, is designed to motivate executives to focus on operating results and create long-term shareholder value by:

●	establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded real estate investment trusts, or REITs;

●	linking a portion of each executive’s compensation to the achievement of the Company’s business plan by using measurements of the Company’s operating results and shareholder return; and

●	building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The salaries and bonuses in the Company’s recently executed executive employment agreements are consistent with the Committee’s philosophy and objectives.

The Committee believes that each of the above factors is important when determining compensation levels for named executive officers. The Committee reviews and approves the employment contracts for the Chairman of the Board and the President and Chief Executive Officer, and other named executive officers, including performance goals and objectives. The Committee annually evaluates performance of the named executive officers in light of those goals and objectives. The Committee considers the Company’s performance, relative shareholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to the named executive officers in prior years. The Company uses the annual Compensation Survey published by NAREIT (the “Survey”) as a guide to setting compensation levels. Participant company data is not presented in a manner that specifically identifies any named individual or company. This Survey details compensation by position type and company size with statistical salary and bonus information for each position. The Compensation Committee compares the Company’s salary and bonus amounts to the ranges presented for reasonableness. The Committee believes executive compensation packages provided by the Company to its executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to executives to meet or exceed established goals.

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Role of Executive Officers in Compensation Decisions

The Committee makes all final compensation decisions for the Company’s named executive officers. The Chairman of the Board and the President and Chief Executive Officer review the performance of the other named executive officers and then present their conclusions and recommendations to the Committee with respect to base salary adjustments and annual cash bonus and stock option awards. The Committee exercises its own discretion in modifying any recommended adjustments or awards, but does consider the recommendations from management who work closely with the other named executive officers.

Role of Grants of Stock Options and Restricted Stock in Compensation Analysis

The Committee views the grant of stock options and restricted stock awards as a form of long-term compensation. The Committee believes that such grants promote the Company’s goal of retaining key employees, and align the key employees’ interests with those of the Company’s shareholders from a long-term perspective. The number of options or shares of restricted stock granted to each employee is determined by consideration of various factors including but not limited to the employee’s contribution, title, responsibilities, and years of service.

Role of Employment Agreements in Determining Executive Compensation

Each of the Company’s currently employed named executive officers is a party to an employment agreement. These agreements provide for base salaries, bonuses and customary fringe benefits. The key elements of the Company’s compensation program for the named executive officers are base salary, bonuses, stock options and perquisites and other benefits. Each of these is addressed separately below. In determining initial compensation, the Committee considers all elements of a named executive officer’s total compensation package in comparison to current market practices and other benefits.

Shareholder Advisory Vote

One way to determine if the Company’s compensation program reflects the interests of shareholders is through their non-binding vote. At the Annual Meeting of Shareholders held on May 13, 2014, the Company’s shareholders approved by their advisory vote the compensation of the named executive officers.

Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company’s long-term success, the Committee has determined that the base salaries of named executive officers should approximate those of executives of other equity REITs that compete with the Company for employees, investors and business, while also taking into account the named executive officers’ performance and tenure, and the Company’s performance relative to its peer companies within the REIT industry using the NAREIT Compensation Survey described above.

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Bonuses

In addition to the provisions for base salaries under the terms of their employment agreements, the Chairman of the Board, and the President and Chief Executive Officer, are entitled to receive annual cash bonuses for each year during the terms of each respective agreement. These bonuses are based on the achievement of certain performance goals set by the Committee as described below.

For the Chairman of the Board:

Growth in market cap	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in FFO/share	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in dividend/share	5%	10%	15%
Bonus	$30,000	$60,000	$120,000

Maximum Bonus Potential	$300,000

For the President and Chief Executive Officer (effective throughout fiscal 2015 and through September 30, 2016):

Growth in market cap	10%	15%	20%
Bonus	$20,000	$40,000	$60,000

Growth in AFFO/share	15%	20%	25%
Bonus (1)	$20,000	$45,000	$90,000

Growth in dividend/share	5%	10%	15%
Bonus	$30,000	$60,000	$120,000

Maximum Bonus Potential	$270,000

(1) Provided that FFO is in excess of the dividend

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For the President and Chief Executive Officer (effective October 1, 2016):

Growth in market cap		10%	15%	20%
Bonus		$40,000	$60,000	$80,000

Growth in AFFO/share	5%	10%	15%	20%
Bonus (1)	$50,000	$75,000	$100,000	$150,000

Growth in dividend/share	5%	10%	15%
Bonus	$150,000	$200,000	$250,000

Maximum Bonus Potential	$480,000

(1) Provided that FFO is equal or in excess of the dividend

In addition to its determination of the executives’ individual performance levels for fiscal 2015, the Committee compared the executives’ total compensation for fiscal 2015 to that of similarly-situated personnel in the REIT industry using the NAREIT Compensation Survey described above. The Company’s salary and bonus amounts were compared to the ranges presented for reasonableness. For fiscal 2015, the Company’s total compensation fell in the lowest range (25th percentile) of this Survey.

Bonuses awarded to the other named executive officers are recommended by the Chairman of the Board and the President and Chief Executive Officer and are approved by the Committee. The Committee believes that short-term rewards in the form of cash bonuses to senior executives generally should reflect short-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the senior executive’s responsibilities and valuing special contributions by each such individual. In evaluating the performance of the Company annually, the Committee considers a variety of factors, including, among others, Funds From Operations (FFO), Adjusted Funds From Operations (AFFO), net income, growth in asset size, amount of space under lease and total return to shareholders. The Company considers FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO to mean net income computed in accordance with U.S. GAAP, excluding gains or losses from sales of property, plus real estate related depreciation and amortization. The Company defines AFFO as FFO plus acquisition costs less recurring capital expenditures and excluding the following: lease termination income, gains or losses on securities transactions, stock compensation expense, amortization of financing and leasing costs, depreciation of corporate office tenant improvements and straight-line rent adjustments. The Company considers FFO and AFFO to be meaningful additional measures of operating performance, primarily because they exclude the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted these as performance measures.

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Other factors considered include the employee’s title and years of service. The employee’s title generally reflects the employee’s responsibilities and the employee’s years of service may be considered in determining the level of bonus in comparison to base salary. The Committee has declined to use specific performance formulas with respect to the other named executive officers, believing that with respect to Company performance, such formulas do not adequately account for many factors, including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Committee of a wide range of management and leadership skills of each of the senior executives.

Stock Options and Restricted Stock

The employment agreement for the Chairman of the Board states that he will receive stock options to purchase 65,000 shares annually. The employment agreement for the President and Chief Executive Officer states that he will be entitled to equity awards of up to 25,000 shares of restricted stock each year based on achievement of performance objectives as determined by the Compensation Committee. For the other senior executives, the Chairman of the Board and the President and Chief Executive Officer make a recommendation to the Committee of specific stock option or restricted stock grants. In making its decisions, the Committee does not use an established formula or focus on a specific performance target. The Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing leasing and real estate markets and other factors, may contribute to less favorable near term results even when sound strategic decisions have been made by the senior executives to position the Company for longer term profitability. Thus, the Committee also attempts to identify whether the senior executives are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate stock option and restricted stock awards, the Committee considers, among other matters, whether the senior executives have executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition and leasing strategies have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

In fiscal 2015, the Committee received the recommendations from the Chairman of the Board and the President and Chief Executive Officer for the amount of restricted stock and cash bonuses to be awarded. The factors that were considered in awarding the restricted stock and cash bonuses included the following progress that was made by the Company due to the efforts of management:

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●	Achieved over $1.1 billion in total market capitalization resulting in year over year growth of 17% in fiscal 2015

●	Achieved over 13.9 million total rentable square feet resulting in year over year growth of 24% in fiscal 2015

●	Generated 11.5% year over year AFFO per share growth in fiscal 2015

●	Located and acquired ten industrial properties totaling approximately 2,729,000 square feet as per its investment strategy without placing undue burden on liquidity

●	During the fiscal years ended September 30, 2014 and 2015, completed nine property expansions totaling $39.5 million, generating over $4.0 million in additional rental revenue and are in the process of completing four additional property expansions totaling $18.4 million which will generate additional rental revenue of approximately $1,705,000

●	Entered into commitments to acquire nine industrial properties in fiscal 2016 and fiscal 2017 of which two were acquired during the first quarter of fiscal 2016

●	Raised approximately $48.4 million through the DRIP during fiscal 2015

●	Renewed all six leases that were scheduled to expire in fiscal 2015, resulting in a 100% tenant retention rate and on terms resulting in an increase in the weighted average lease rate of 6.3% on a U.S. GAAP straight-line basis and an increase in the weighted average lease rate of 1.0% on a cash basis

●	Achieved 97.7% occupancy

●	Leased a partially vacant property and leased two previously vacant properties whose leases became effective subsequent to the fiscal yearend, which resulted in an increase in occupancy to 99.5%

●	Managed general and administrative costs to an appropriate level

●	Continued its conservative approach to management of the properties and maintained its cash dividends to shareholders

●	On October 1, 2015, the Company’s Board of Directors approved a 6.7% increase in the Company’s quarterly common stock dividend, raising it to $0.16 per share from $0.15 per share, representing an annualized dividend rate of $0.64 per share, resulting in the Company being able to maintain or increase its cash dividend for twenty-four consecutive years.

After considering the recommendations of the Chairman of the Board and the President and Chief Executive Officer, the Committee allocated the individual awards to the named executive officers based on the named executive officers’ individual contributions to these accomplishments. Other factors considered in this allocation included the named executive officers’ responsibilities and years of service.

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In addition, the awards were compared to each named executive officer’s total compensation and compared with comparable Real Estate Investment Trusts (REITS) using the annual Compensation Survey published by NAREIT as a guide for setting total compensation. The Company’s salary and bonus amounts were compared to the ranges presented for reasonableness. For fiscal 2015, the Company’s total compensation fell in the lowest range (25th percentile) of this Survey.

Perquisites and Other Personal Benefits

The Company’s employment agreements provide the named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The named executive officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executive, as well as spouse and dependents where applicable, in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on terms no less favorable than applicable to any other executive; and supplemental disability insurance, at the Company’s cost, as agreed to by the Company and the named executive officer. Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended September 30, 2015, are included in “All Other Compensation” of the Summary Compensation Table provided below in this Proxy Statement.

Payments upon Termination or Change in Control

In addition, the named executive officers’ employment agreements each contain provisions relating to change in control events. The employment agreements also contain severance or continuation of salary payments upon any termination of the named executive officers’ employment, except in the case of Mr. Miller or Ms. Nagelberg, whose severance payments are for events other than for cause (as defined under the terms of the employment agreements). These change in control and severance terms have been deemed reasonable by the Compensation Committee. Information regarding these provisions is included in “Employment Agreements” provided below in this Proxy Statement. There are no other agreements or arrangements governing change in control payments.

Evaluation

Mr. Eugene Landy is employed under an Amended Employment Agreement with the Company. In January 2016, based on the Committee’s evaluation of his performance, his base compensation under his amended contract was increased from $410,000 to $430,500 per year.

In evaluating Mr. Eugene Landy’s eligibility for an annual bonus, the Committee used the bonus schedule included in Mr. Eugene Landy’s Amended Employment Agreement as a guide.

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The Compensation Committee also reviewed the progress made by Mr. Michael Landy, President and Chief Executive Officer. Mr. Michael Landy is employed under an employment agreement with the Company. His base compensation under this contract is $551,250 for fiscal 2016. Effective October 1, 2016, Mr. Landy’s annual base compensation will be increased to $750,000 and will increase by 5% each year through fiscal 2021. The amended employment agreement has an initial term of five years, and is renewed automatically for a new five-year term on the first day of each calendar quarter after the effective date unless otherwise terminated. Under the amended employment agreement, if Mr. Landy’s employment is terminated for any reason, either voluntarily or involuntarily, including the death of Mr. Landy or termination for cause, Mr. Landy will be entitled to receive his base salary plus base target bonuses due under the amended employment agreement for the remaining term of the amended employment agreement (as renewed). The amended employment agreement also provides that, upon a change of control of the Company (as defined in the amended employment agreement and discussed below), the amended employment agreement will automatically renew for five years from the date of the change in control and Mr. Landy will have the right to terminate the amended employment agreement and continue to receive the base salary plus base target bonuses and restricted stock awards he would have been entitled to receive during the remaining term of the amended employment agreement. Upon execution of the amended employment agreement, Mr. Landy received a cash signing bonus of $400,000 in recognition of the substantial progress that the Company has made under his leadership.

In evaluating Mr. Michael Landy’s eligibility for an annual bonus, the Compensation Committee used the bonus schedule included in Mr. Michael Landy’s employment agreement as a guide.

The Committee has also approved the recommendations of the Chairman of the Board and the President and Chief Executive Officer concerning the other named executive officers’ annual salaries, bonuses, restricted stock grants and fringe benefits.

Effective January 1, 2016, Mr. Miller’s annual base compensation was increased to $360,000 for the calendar year ending December 31, 2016, and will increase by 5% each calendar year through December 31, 2018. Mr. Miller’s employment agreement was also amended to provide that, upon a change of control of the Company, Mr. Miller may extend and renew the amended employment agreement for three years from the date of the change of control, or, alternatively, terminate the amended employment agreement and receive one year’s base salary.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:
Stephen B. Wolgin (Chairman)
Brian H. Haimm
Matthew I. Hirsch

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Summary Compensation Table

The following Summary Compensation Table shows compensation paid or accrued by the Company for services rendered during the fiscal years ended September 30, 2015, 2014, and 2013 to the named executive officers. There were no other executive officers whose aggregate compensation allocated to the Company for fiscal 2015 exceeded $100,000.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Restricted Stock Awards (4)	Option Awards ($) (5)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Eugene W. Landy	2015	$403,750	$24,808	$-0-	$59,320	$60,315	$19,075	(1)	$47,000	(2)	$614,268
Chairman of the Board	2014	357,500	27,500	90,000	-0-	34,549	30,625	(1)	42,000	(2)	582,174
	2013	275,000	-0-	-0-	-0-	39,991	59,838	(1)	36,750	(2)	411,579

Michael P. Landy	2015	$525,000	$100,192	$-0-	$158,920	$-0-	$-0-		$60,400	(3)	$844,512
President and Chief	2014	500,000	82,500	60,000	-0-	-0-	-0-		55,200	(3)	697,700
Executive Officer	2013	326,813	67,500	-0-	-0-	-0-	-0-		48,350	(3)	442,663

Kevin S. Miller	2015	$239,663	$73,885	$-0-	$99,600	$-0-	$-0-		$10,400	(7)	$423,548
Chief Financial and	2014	228,250	67,500	-0-	101,900	-0-	-0-		9,460		407,110
Accounting Officer	2013	215,000	67,500	-0-	98,700	-0-	-0-		1,260		382,460

Allison Nagelberg (6)	2015	$312,656	$60,601	$-0-	$49,800	$-0-	$-0-		$10,400	(7)	$433,457
General Counsel	2014	252,656	52,500	-0-	-0-	-0-	-0-		7,140		312,296
	2013	181,563	50,000	-0-	-0-	-0-	-0-		-0-		231,563

Notes:

(1)	Accrual for pension and other benefits of $19,075, $30,625 and $59,838 for fiscal 2015, 2014 and 2013, respectively, in accordance with Mr. Landy’s employment agreement.

(2)	Represents director’s annual board cash retainer fee of $31,000, $26,000 and $23,375 for fiscal 2015, 2014 and 2013, respectively, and director’s meeting fees of $16,000, $16,000 and $13,375 for fiscal 2015, 2014 and 2013, respectively.

(3)	Represents director’s annual board cash retainer fee of $31,000, $26,000 and $23,375 for fiscal 2015, 2014 and 2013, respectively, and director’s meeting fees of $16,000, $16,000 and $13,375 for fiscal 2015, 2014 and 2013, respectively, and fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer and reimbursement of a disability policy.

(4)	The values were established based on the number of shares granted as follows, for fiscal 2015, 7/5/15 - $9.96 and 9/17/15 – $9.52 (see table below for detail), for fiscal 2014, 7/5/14 - $10.19, and for fiscal 2013, 7/5/13 - $9.87.

(5)	The fair value of the stock option grant was based on the Black-Scholes valuation model. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

(6)	Allison Nagelberg, the Company’s General Counsel, was an employee of UMH through December 31, 2013. During the 1st quarter of fiscal 2014 and during fiscal year 2013, approximately 70% of her salary compensation cost was allocated to and reimbursed by the Company for her services, pursuant to a cost sharing arrangement between the Company and UMH. Effective January 1, 2014, Ms. Nagelberg became an employee of MREIC and her salary is no longer allocated between UMH and the Company.

(7)	Consists of fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer.

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Equity Compensation Plan Information

On July 26, 2007, the 2007 Stock Option and Stock Award Plan (the 2007 Plan) was approved by the Company’s shareholders authorizing the grant to officers, directors and key employees, of options to purchase up to 1,500,000 shares of common stock. On May 6, 2010, the Company’s shareholders approved an amendment and restatement of the 2007 Plan. The amendment and restatement made two significant changes: (1) the inclusion of directors as participants in the 2007 Plan, and (2) the ability to grant restricted stock to directors, officers and key employees. The amendment and restatement also made other conforming, technical and other minor changes. The amendment also makes certain modifications and clarifications, including concerning administration and compliance with applicable tax rules, such as Section 162(m) of the Internal Revenue Code.

Options to purchase 65,000 shares were granted during fiscal 2015 and options to purchase 81,200 shares were exercised during fiscal 2015. In addition, during fiscal 2015, 47,000 shares of restricted common stock were granted at a grant date fair value of $9.96 per share and 11,000 shares of restricted common stock were granted with a fair value on the grant date of $9.52. As of September 30, 2015, the number of shares remaining for the future grant of stock options or restricted stock under the 2007 Plan is 546,646.

Options may be granted under the 2007 Plan any time through March 26, 2017. No option granted under the 2007 Plan shall be available for exercise beyond ten years. Generally, options are exercisable after one year from the date of grant. The option price under the 2007 Plan may not be below the fair market value at date of grant. Canceled or expired options are added back to the “pool” of shares available under the 2007 Plan.

Under the 2007 Plan, the Compensation Committee determines the recipients of restricted stock awards; the number of restricted shares to be awarded; the length of the restricted period of the award; the restrictions applicable to the award including, without limitation, the employment or retirement status of the participant; rules governing forfeiture and restrictions applicable to any sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and the eligibility to share in dividends and other distributions paid to the Company’s shareholders during the restricted period. The maximum number of shares underlying restricted stock awards that may be granted in any one fiscal year to a participant is 100,000.

Grants of Plan-Based Awards

All restricted stock awards granted during fiscal year 2015 vest 20% per year over a five year period and all dividends earned are reinvested in restricted stock. The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of restricted stock and individual grants of stock options made under the 2007 Plan during the fiscal year ended September 30, 2015:

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Name	Grant Date	Number of Shares of Restricted Stock	Number of Shares Underlying Options		Exercise Price of Option Award or Fair Value Per Share at Grant Date of Restricted Stock Award	Grant Date Fair Value
Eugene W. Landy	01/05/15	-0-	65,000	(1)	$11.16	$60,315	(2)
Eugene W. Landy	07/05/15	5,000	-0-		9.96	49,800
Eugene W. Landy	09/17/15	1,000	-0-		9.52	9,520
Michael P. Landy	07/05/15	15,000	-0-		9.96	149,400
Michael P. Landy	09/17/15	1,000	-0-		9.52	9,520
Allison Nagelberg	07/05/15	5,000	-0-		9.96	49,800
Kevin S. Miller	07/05/15	10,000	-0-		9.96	99,600

(1)	These options expire 8 years from grant date. Additionally, 65,000 options were granted to Mr. Eugene W. Landy on January 5, 2016.

(2)	This value was established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model: expected volatility of 19.78%; risk-free interest rate of 1.97%; dividend yield of 5.38%; expected life of options of 8 years; and -0- estimated forfeitures. The fair value per share granted was $0.93. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded to our named executive officers, are described above under “Compensation Discussion and Analysis” and below under “Employment Agreements.”

Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of restricted stock awards for each of the named executive officers during the fiscal year ended September 30, 2015:

Fiscal Year Ended September 30, 2015

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
Eugene W. Landy	16,375	$55,511	14,498	$141,273	(2)
Michael P. Landy	9,825	24,857	7,842	76,204	(3)
Allison Nagelberg	-0-	-0-	5,499	53,452	(4)
Kevin S. Miller	-0-	-0-	4,398	43,804	(5)

(1)	Value realized based on the difference between the closing price of the shares on the NYSE as of the date of exercise less the exercise price of the stock option.

(2)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 4,714 shares vested on 7/5/15 at $9.96 per share; 5,389 shares vested on 8/2/15 at $9.99 per share; 4,156 shares vested on 9/6/15 at $9.21 per share and 239 shares vested on 9/14/15 at $9.24 per share.

(3)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 2,833 shares vested on 7/5/15 at $9.96 per share; 2,368 shares vested on 8/2/15 at $9.99 per share; 2,402 shares vested on 9/6/15 at $9.21 per share and 239 shares vested on 9/14/15 at $9.24 per share.

(4)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 1,959 shares vested on 7/5/15 at $9.96 per share; 1,714 shares vested on 8/2/15 at $9.99 per share and 1,826 shares vested on 9/6/15 at $9.21 per share.

(5)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 4,398 shares vested on 7/5/15 at $9.96 per share.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options and restricted stock outstanding at September 30, 2015:

Fiscal Year Ended September 30, 2015

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option exercise price ($)	Option expiration date	Number of Shares That Have Not Vested		Market Value Of Shares that Have Not Vested (2)
Eugene W. Landy					19,903	(3)	$194,054
(1)	-0-	65,000	$11.16	01/05/23
	65,000	-0-	8.94	01/03/22
	65,000	-0-	10.46	01/03/21
	65,000	-0-	9.33	01/03/20
	65,000	-0-	8.72	01/03/19
	65,000	-0-	7.22	01/05/18
	65,000	-0-	7.25	10/20/16
(7)	65,000	-0-	8.22	12/12/15

Michael P. Landy					24,564	(4)	$239,499
(8)	25,000	-0-	$7.25	10/20/16
(9)	25,000	-0-	7.80	03/10/16

Allison Nagelberg	-0-	-0-	$-0-	-	10,826	(5)	$105,554

Kevin S. Miller	-0-	-0-	$-0-	-	25,756	(6)	$251,121

(1)	These options will become exercisable on January 5, 2016. Additionally, 65,000 options were granted to Mr. Eugene W. Landy on January 5, 2016.

(2)	Based on the closing price of our common stock on September 30, 2015 of $9.75. Restricted stock awards vest over 5 years.

(3)	4,798 shares vest on July 5, 2016; 8,528 shares vest 1/2 on September 6th over the next 2 years; 491 shares vest 1/2 on September 14th over the next 2 years; 5,086 shares vest 1/5th on July 5th over the next 5 years and 1,000 shares vest 1/5th on September 14th over the next 5 years.

(4)	2,885 shares vest on July 5, 2016; 4,930 shares vest 1/2 on September 6th over the next 2 years; 491 shares vest 1/2 on September 14th over the next 2 years; 15,258 shares vest 1/5th on July 5th over the next 5 years and 1,000 shares vest 1/5th on September 14th over the next 5 years.

(5)	1,993 shares vest on July 5, 2016; 3,747 shares vest 1/2 on September 6th over the next 2 years and 5,086 shares vest 1/5rd on July 5th over the next 5 years.

(6)	6,942 shares vest 1/3th on July 5th over the next 3 years; 8,642 shares vest 1/4th on July 5th over the next 4 years and 10,172 shares vest 1/5th on July 5th over the next 5 years.

(7)	These options were exercised on November 30, 2015.

(8)	These options were exercised on January 13, 2016.

(9)	These options were exercised on October 14, 2015.

Employment Agreements

Eugene W. Landy, the Company’s Chairman of the Board, executed an Employment Agreement on December 9, 1994, which was amended on June 26, 1997 (the “First Amendment”), on November 5, 2003 (the “Second Amendment”), on April 1, 2008 (the “Third Amendment”), on July 1, 2010 (the “Fourth Amendment”), on April 25, 2013 (the “Fifth Amendment”), on December 20, 2013 (the “Sixth Amendment”) on December 18, 2014 (the “Seventh Amendment”) and on January 12, 2016 (the “Eighth Amendment”) – collectively, the “Amended Employment Agreement”. Pursuant to the Amended Employment Agreement, Mr. Eugene Landy’s base salary was $410,000 per year, effective January 1, 2015 and was increased to $430,500 per year effective January 1, 2016. He is entitled to receive pension payments of $50,000 per year through 2020; in fiscal 2015, the Company accrued $19,075 in additional compensation expense related to the pension benefits. Mr. Eugene Landy’s incentive bonus schedule is detailed in the Fourth Amendment and is based on progress toward achieving certain target levels of growth in market capitalization, funds from operations and dividends per share. Pursuant to the Amended Employment Agreement, Mr. Eugene Landy will receive each year, an option to purchase 65,000 shares of the Company’s common stock. Mr. Eugene Landy is entitled to five weeks paid vacation annually, and he is entitled to participate in the Company’s employee benefit plans.

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The Amended Employment Agreement provides for aggregate severance payments of $500,000, payable to Mr. Eugene Landy upon the termination of his employment for any reason in increments of $100,000 per year for five years. He is entitled to disability payments in the event of his disability (as defined in the Amended Employment Agreement) for a period of three years equal to his base salary. The Amended Employment Agreement provides for a death benefit of $500,000, payable to Mr. Eugene Landy’s designated beneficiary. Upon the termination of Mr. Eugene Landy’s employment following or as a result of certain types of transactions that lead to a significant increase in the Company’s market capitalization, the Amended Employment Agreement provides that Mr. Eugene Landy will receive a grant of 35,000 to 65,000 shares of the Company’s common stock, depending on the amount of the increase in the Company’s market capitalization; all of his outstanding options to purchase shares of the Company common stock will become immediately vested, and he will be entitled to continue to receive benefits under the Company’s health insurance and similar plans for one year. In the event of a change in control of the Company, Eugene W. Landy shall receive a lump sum payment of $2,500,000, provided that the sale price of the Company is at least $10 per share of common stock. A change of control is defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company. This change of control provision will not apply to any combination between the Company and UMH. Payment will be made simultaneously with the closing of the transaction, and only in the event that the transaction closes. The Amended Employment Agreement is terminable by the Company’s Board of Directors at any time by reason of Mr. Eugene Landy’s death or disability or for cause, which is defined in the Amended Employment Agreement as a termination of the agreement if the Company’s Board of Directors determines in good faith that Mr. Eugene Landy failed to substantially perform his duties to the Company (other than due to his death or disability), or has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise. Upon termination of the Amended Employment Agreement, Mr. Eugene Landy will remain entitled to the disability, severance, death and pension benefits provided for in the Amended Employment Agreement.

Effective April 9, 2013, Michael P. Landy was appointed President and Chief Executive Officer. Effective October 1, 2013, the Company and Michael P. Landy entered into a three-year employment agreement, under which Mr. Landy received an annual base salary of $500,000 for fiscal year 2014 with increases of 5% for each of fiscal years 2015 and 2016, plus bonuses and customary fringe benefits. Mr. Landy’s incentive bonus schedule is based on progress toward achieving certain target levels of growth in market capitalization, adjusted funds from operations and dividends per share. Mr. Landy also receives four weeks’ vacation, annually. The Company reimburses Mr. Landy for the cost of a disability insurance policy such that, in the event of Mr. Landy’s disability for a period of more than 90 days, Mr. Landy will receive benefits up to 60% of his then-current salary. In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Mr. Landy will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Mr. Landy may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement. If there is a termination of employment by the Company or by Mr. Landy for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Landy shall be entitled to the greater of the base salary due under the remaining term of the agreement or two years’ compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

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On January 11, 2016, the Company entered into an amended and restated Employment Agreement (“Employment Agreement”), with Michael P. Landy which will become effective as of October 1, 2016. Upon signing the Employment Agreement, Mr. Landy received a signing bonus of $400,000 in recognition of the substantial progress that the Company has made under his leadership. Effective October 1, 2016, Mr. Landy will receive an annual base salary of $750,000 for fiscal year 2017 with increases of 5% for each of fiscal years 2018, 2019, 2020 and 2021, plus targeted bonuses and customary fringe benefits. The Employment Agreement has an initial term of five years, and is renewed automatically for a new five-year term on the first day of each calendar quarter after the effective date unless otherwise terminated. For fiscal years after 2021, Mr. Landy’s base salary shall be set by the Compensation Committee of the Company’s Board of Directors but will be no less than his base salary for the preceding year. Mr. Landy will receive annual cash bonuses based on the Company’s achievement of certain performance objectives as determined by the Compensation Committee: a) Growth in Market Cap of 10%, 15% or 20%, Mr. Landy will receive $40,000, $60,000 or $80,000, respectively; b) Growth in AFFO per share of 5%, 10%, 15%, or 20%, Mr. Landy will receive $50,000, $75,000, $100,000 or $150,000, respectively; and c) Growth in Dividend per Share of 5%, 10% or 15%, Mr. Landy will receive $150,000, $200,000 or $250,000, respectively. Mr. Landy will also be entitled to equity awards of up to 25,000 shares of restricted stock each year based on achievement of performance objectives as determined by the Compensation Committee. Mr. Landy also receives four weeks’ vacation annually and he is entitled to customary fringe benefits including life insurance, health benefits and the right to participate in the Company’s 401(k) retirement plan. The Company reimburses Mr. Landy for the cost of a disability insurance policy such that, in the event of Mr. Landy’s disability for a period of more than 90 days, Mr. Landy will receive benefits up to 60% of his then-current salary. Under the Employment Agreement, if Mr. Landy’s employment is terminated for any reason, either voluntarily or involuntarily, including the death of Mr. Landy or termination for cause, Mr. Landy shall be entitled to the base salary plus base target bonuses due under the Employment Agreement for the remaining term of the Employment Agreement (as it has been renewed). The Employment Agreement also provides that, upon a change of control of the Company (as defined below), the Employment Agreement will automatically renew for five years from the date of the change in control and Mr. Landy shall have the right to terminate the Employment Agreement and continue to receive the base salary plus base target bonuses and restricted stock awards he would have been entitled to receive during the remaining term of the Employment Agreement. In addition, provided that Mr. Landy is actively employed by the Company as of the consummation of a change of control, Mr. Landy shall be entitled to a transaction bonus consistent with the terms of the Company’s Executive Management Transaction Bonus Plan, which shall be approved by the Compensation Committee. The term “Change of Control” under Mr. Landy’s amended employment agreement means (i) a sale of substantially all of the assets of the Company’s assets, not in the ordinary course, to an unaffiliated third party, (ii) the transfer, in one transaction or a series of transactions, to an unaffiliated third party, of outstanding shares of the Company’s capital stock representing a majority of the then outstanding voting stock, (iii) a majority of the Company’s Directors ceasing to be individuals who either were members of the Board immediately following the Company’s 2014 Annual Meeting of Shareholders, or whose election as a director was approved by a majority of such incumbent directors or their approved successors, (iv) a merger or consolidation having the same effect as item (i), (ii) or (iii) above or (iv) any other event of a nature that would be required to be reported as a change of control in item 5.01 of Form 8-K under the Securities Exchange Act of 1934, as amended (or any successor provision thereto).

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Effective January 1, 2013, the Company and Kevin S. Miller, Chief Financial and Accounting Officer, entered into a three-year employment agreement, under which Mr. Miller received an annual base salary of $220,000 for calendar year 2013 with increases of 5% for each of calendar years 2014 and 2015, plus bonuses and customary fringe benefits. Mr. Miller also receives four weeks’ vacation, annually. The Company reimburses Mr. Miller for the cost of a disability insurance policy such that, in the event of Mr. Miller’s disability for a period of more than 90 days, Mr. Miller will receive benefits up to 60% of his then-current salary. In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Mr. Miller will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Mr. Miller may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement. If there is a termination of employment by the Company or by Mr. Miller for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Miller shall be entitled to one year’s base salary at the date of termination, paid monthly over the remaining term or life of the agreement.

Effective January 1, 2016, the Company and Kevin S. Miller, entered into a three-year employment agreement, under which Mr. Miller will receive an annual base salary of $360,000 for calendar year 2016 with increases of 5% for each of calendar years 2017 and 2018, plus bonuses and customary fringe benefits. Mr. Miller also receives four weeks’ vacation, annually. The Company reimburses Mr. Miller for the cost of a disability insurance policy such that, in the event of Mr. Miller’s disability for a period of more than 90 days, Mr. Miller will receive benefits up to 60% of his then-current salary. In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Mr. Miller will have the right to extend and renew the employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Mr. Miller may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement. If there is a termination of employment by the Company or by Mr. Miller for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Miller shall be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s base salary at the date of termination, paid monthly over the remaining term or life of the agreement.

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Effective January 1, 2014, the Company and Allison Nagelberg, General Counsel, entered into a three-year employment agreement, under which Ms. Nagelberg receives an annual base salary of $275,625 for calendar year 2014, $325,000 for calendar year 2015, and $341,250 for calendar year 2016, plus bonuses and customary fringe benefits. Ms. Nagelberg also receives four weeks’ vacation, annually. The Company reimburses Ms. Nagelberg for the cost of a disability insurance policy such that, in the event of Ms. Nagelberg’s disability for a period of more than 90 days, Ms. Nagelberg will receive benefits up to 60% of her then-current salary. In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Ms. Nagelberg will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Ms. Nagelberg may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement. If there is a termination of employment by the Company or Ms. Nagelberg for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Ms. Nagelberg shall be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

Potential Payments upon Termination of Employment or Change-in-Control

Under the employment agreements with our President and Chief Executive Officer and the other named executive officers listed below in effect as of September 30, 2015, our President and Chief Executive Officer and such other named executive officers are entitled to receive the following estimated payments and benefits upon a termination of employment or voluntary resignation (with or without a change-in-control). These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or voluntary resignation, were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the termination of employment had occurred at September 30, 2015. Each of the employees named in the table below have restricted stock awards and/or stock option awards which are listed in the “Outstanding Equity Awards at Fiscal Year End” table previously disclosed. Restricted Stock Awards vest upon the termination of an employee due to death or disability. In addition, restricted stock awards vest on the date of an involuntary termination of employment with the Company if the employee has met the definition of Retirement. If the termination of employment is for any other reason, including voluntary resignation, termination not for cause or good reason, termination for cause, or termination not for cause or good reason after a change in control, the restricted stock awards are forfeited. Regarding the stock option awards, if the termination is for any reason other than a termination for cause, the stock option awards may be exercised until three months after the termination of employment. If the termination is for cause, the stock option awards are forfeited.

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	Voluntary Resignation on 9/30/15		Termination Not for Cause Or Good Reason Resignation on 9/30/15		Termination For Cause on 9/30/15 (1)		Termination Not for Cause or Good Reason Resignation (After a Change-in-Control) on 9/30/15		Disability/ Death on 9/30/15
Eugene W. Landy	$525,684	(3)	$525,684	(3)	$507,885	(2)	$3,025,684	(4)	$1,755,684	(5)
Michael P. Landy	1,102,500	(6)	1,102,500	(6)	10,096	(1)	1,102,500	(6)	1,102,500	(6)
Kevin S. Miller	242,550	(7)	242,550	(7)	4,664	(1)	242,550	(7)	242,550	(7)
Allison Nagelberg	422,500	(8)	422,500	(8)	6,250	(1)	422,500	(8)	422,500	(8)

(1)	Consists of accrued vacation time.

(2)	Consists of severance payments of $500,000, payable $100,000 per year for 5 years and $7,885 of accrued vacation.

(3)	Consists of severance payments of $500,000, payable $100,000 per year for 5 years plus the $17,799 estimated cost of continuation of benefits for one year following termination and $7,885 of accrued vacation.

(4)	Mr. Eugene W. Landy shall receive a lump-sum payment of $2,500,000 in the event of a change in control, provided that the sale price of the Company is at least $10 per share of common stock. In addition, if Mr. Eugene W. Landy’s employment agreement is terminated, he receives severance payments of $500,000, continuation of benefits for one year following termination and accrued vacation.

(5)	In the event of a disability, as defined in the agreement, Mr. Eugene W. Landy shall receive disability payments equal to his base salary for a period of three years, continuation of benefits for one year following termination and accrued vacation. He has a death benefit of $500,000 payable to Mr. Eugene W. Landy’s beneficiary.

(6)	Payments are calculated based on Mr. Michael P. Landy’s employment agreement, which is the greater of the base salary due under the remaining term of the agreement or two years’ compensation at the date of termination.

(7)	Payments are calculated based on Mr. Kevin S. Miller’s employment agreement, which is one year’s base salary.

(8)	Payments are calculated based on Ms. Allison Nagelberg’s employment agreement which is the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination.

The Company retains the discretion to compensate any officer upon any future termination of employment or a change-in-control. The Compensation Committee has assessed our compensation program for the purpose of viewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Director Compensation

Effective September 1, 2013, directors received a fee of $4,000 for each Board meeting attended, $500 for each Board telephone meeting attended, and an additional fixed annual fee of $26,000 payable quarterly. Directors appointed to board committees receive $1,200 for each committee meeting attended. Effective January 1, 2015, the directors’ annual fee increased from $26,000 to $31,000. All other fees remained the same.

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The table below sets forth a summary of director compensation for the fiscal year ended September 30, 2015:

					Total Fees
	Annual Board	Meeting	Committee	Restricted Stock	Earned or Paid
Director	Cash Retainer	Fees	Fees	Awards (7)	in Cash

Anna T. Chew	$31,000	$16,000	$-0-	$9,520	$56,520
Daniel D. Cronheim	31,000	16,000	-0-	9,520	56,520
Catherine B. Elflein (3)	31,000	16,000	4,800	9,520	61,320
Brian Haimm (2)(3)(4)	31,000	16,000	4,800	9,520	61,320
Neal Herstik (5)	31,000	16,000	-0-	9,520	56,520
Matthew I. Hirsch (2)(3)(4)(5)	31,000	16,000	4,800	9,520	61,320
Charles Kaempffer (1)	31,000	16,000	4,800	-0-	51,800
Samuel A. Landy	31,000	16,000	-0-	9,520	56,520
Scott L. Robinson (3)(6)	31,000	16,000	4,800	9,520	61,320
Eugene Rothenberg (1)	31,000	16,000	-0-	-0-	47,000
Stephen B. Wolgin (2)(3)(4)(5)	31,000	16,000	4,800	9,520	61,320
Total	$341,000	$176,000	$28,800	$85,680	$631,480

As of September 30, 2015, the aggregate number of unvested restricted shares of stock held by each director was as follows: Ms. Chew – 7,494; Mr. Cronheim – 1,755; Ms. Elfein - 1,755; Mr. Herstik - 1,755; Mr. Hirsch – 1,755; Mr. S. Landy – 1,755; Mr. Robinson – 1,755; Mr. Rothenberg – 755 and Mr. Wolgin – 1,755.

Mr. Eugene W. Landy and Mr. Michael P. Landy are inside directors. As such, their director compensation is included in the Summary Compensation Table.

1)	Emeritus directors are retired directors who have a standing invitation to attend Board of Directors meetings but are not entitled to vote on board resolutions. However, they receive directors’ fees for participation in the board meetings. The Emeritus Director status will end in April 2016.

2)	These directors acted as chairs of the Board’s Audit, Compensation and Nominating Committees.

3)	The Audit Committee for 2015 consists of Mr. Haimm (Chairman), Mr. Hirsch, Mr. Wolgin, Mr. Robinson and Ms. Elflein. The board has determined that Mr. Wolgin, Mr. Robinson, Mr. Haimm and Ms. Elflein are considered “audit committee financial experts” within the meaning of the rules of the SEC and are “financially literate” within the meaning of the listing requirements of the NYSE.

4)	Mr. Haimm, Mr. Hirsch and Mr. Wolgin (Chairman) are members of the Compensation Committee.

5)	Mr. Herstik, Mr. Hirsch (Chairman), and Mr. Wolgin are members of the Nominating Committee.

6)	Mr. Robinson is the Lead Independent Director whose role is to preside over the executive sessions of the non-management directors.

7)	Each director received a grant of 1,000 shares of restricted common stock on September 17, 2015 which vests 1/5th every September 17th over the next five years. Fair value on the date of grant was $9.52 per share.

Pension Benefits and Nonqualified Deferred Compensation Plans

Except as provided in the specific agreements described above, the Company does not have pension or other post-retirement plans in effect for officers, directors or employees or a nonqualified deferred compensation plan. The present value of accumulated benefit of contractual pension benefits for Mr. Eugene W. Landy is $652,373 as of September 30, 2015. Payments made during the 2015 fiscal year were $50,000. He is entitled to receive pension payments of $50,000 per year through 2020. The Company’s employees may elect to participate in the 401(k) plan of UMH Properties, Inc.

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Other Information

Daniel D. Cronheim is a Director of the Company and Executive Vice President of David Cronheim Company (“Cronheim”) and Cronheim Management Services, Inc. (“CMSI”). Daniel Cronheim received $47,000, $42,000 and $36,750 for director’s fees in 2015, 2014 and 2013, respectively. The Company paid fees to The David Cronheim Mortgage Corporation, an affiliated company of CMSI, of $196,000, $140,000 and $241,500 in mortgage brokerage commissions in fiscal years 2015, 2014 and 2013, respectively.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, the Compensation Committee consisted of Messrs. Haimm, Hirsch and Wolgin. No member of the Compensation Committee is a current or former officer or employee of the Company. In fiscal 2015, none of our executive officers served on the compensation committee of any entity, or board of directors of any entity that did not have a compensation committee, that had one or more of its executive officers serving on our Compensation Committee. The members of the Compensation Committee did not otherwise have any relationships requiring related-party disclosure in the Company’s Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) of Monmouth Real Estate Investment Corporation (the “Company”) operates under a written charter, which was amended in January 2013. The amended charter is available on the Company’s website at www.mreic.reit.

The Company has an Audit Committee consisting of five “independent” directors, as defined by the listing standards of the New York Stock Exchange. The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 30, 2015.

We have discussed with the independent registered public accounting firm the matters required to be discussed under by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence”, and we have discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence.

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Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015.

Audit Committee:
Catherine B. Elflein
Brian H. Haimm (Chairman)
Matthew I. Hirsch
Scott L. Robinson
Stephen B. Wolgin

Fees Billed by Independent Registered Public Accounting Firm

PKF O’Connor Davies, LLP served as the Company’s independent registered public accountants for the years ended September 30, 2015 and 2014. A representative from PKF O’Connor Davies, LLP is expected to be present at the annual shareholders’ meeting in order to be available to respond to possible inquiries from shareholders.

The following are fees billed by and accrued to PKF O’Connor Davies, LLP in connection with services rendered for the fiscal years ended September 30, 2015 and 2014:

	2015	2014
Audit Fees	$203,450	$204,780
Audit Related Fees	4,200	30,000
Tax Fees	47,500	51,444
All Other Fees	-0-	-0-
Total Fees	$255,150	$286,224

Audit fees include professional services rendered for the audit of the Company’s annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities. Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

All of the services performed by PKF O’Connor Davies, LLP for the Company during fiscal 2015 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

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Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by the Company’s principal independent accountants. The policy requires that all services provided by our independent registered public accountants to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee, and all have been so approved. The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF O’Connor Davies, LLP’ independence.

COMPARATIVE STOCK PERFORMANCE

The following line graph compares the total return of the Company’s common stock for the last five fiscal years to the FTSE NAREIT Composite Index (US), published by the National Association of Real Estate Investment Trusts (NAREIT), and the S&P 500 Index for the same period. The graph assumes a $100 investment in our common stock and in each of the indexes listed below on September 30, 2010 and the reinvestment of all dividends. The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices. The information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. Our stock performance shown in the graph below is not indicative of future stock performance.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any of the Directors or executive officers of the Company, except that Samuel A. Landy, a Director of the Company, and Michael P. Landy, President, Chief Executive Officer, and a Director of the Company, are the sons of Eugene W. Landy, the Founder, Chairman of the Board and a Director of the Company.

Daniel D. Cronheim is a Director of the Company and Executive Vice President of David Cronheim Company (“Cronheim”) and Cronheim Management Services, Inc. (“CMSI”). Daniel Cronheim received $47,000, $42,000 and $36,750 for director’s fees in fiscal 2015, 2014 and 2013, respectively. The David Cronheim Mortgage Corporation, an affiliated company of CMSI, received $196,000, $140,000 and $241,500 in mortgage brokerage commissions in fiscal 2015, 2014 and 2013, respectively.

There are six directors of the Company who are also directors and shareholders of UMH Properties, Inc. (“UMH”). The Company holds common and preferred stock of UMH in its securities portfolio.

The Company currently has fourteen full-time employees and one part-time employee. One of the Company’s employees (Director of Investor Relations, promoted to Vice President of Investor Relations in June 2015) was shared with an affiliated entity, UMH through September 30, 2015. Through September 30, 2015, the Vice President of Investor Relations’ salary was allocated 70% to the Company and 30% to UMH based on the time she worked for each entity. Effective October 1, 2015, the Vice President of Investor Relations began working solely for the Company, at which point the Company no longer allocates any portion of her salary to UMH. In addition, the Company’s Chairman of the Board is also the Chairman of the Board of UMH and he is separately compensated by UMH for his services to UMH. Effective as of October 1, 2015, other than the Company’s Chairman of the Board, the Company does not share any employees with UMH.

On August 22, 2014, the Company entered into a seven-year lease agreement to occupy 5,680 square feet for the Company’s new corporate office space. The new corporate office space is located in a new separate suite located in the same building as the Company’s former corporate office space, which it shared with UMH. The lease became effective January 12, 2015, at which time, the Company ceased to share office space and rent expense with UMH. Rent for the Company’s new corporate office space is at an annual rate of $99,400 or $17.50 per square foot for years one through five and an annual rate of $100,820 or $17.75 per square foot for years six and seven. The Company is also responsible for its proportionate share of real estate taxes and common area maintenance. Mr. Eugene W. Landy, the Founder and Chairman of the Board of the Company, owns a 24% interest in the entity that is the landlord of the property where the Company’s new corporate office space is located.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with the Company without the prior approval of the Board of Directors. If any such transaction or arrangement is proposed, the Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement. This Committee will recommend to the Board of Directors approval or disapproval of the transaction or arrangement. In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement. While the Company does not have specific written standards for approving such related party transactions, such transactions are only approved if it is in the best interest of the Company and its shareholders. Additionally, the Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have potential or apparent conflict of interest to immediately notify the Company’s General Counsel. Further, to identify related party transactions, the Company annually submits, and requires our directors and executive officers to complete, director and officer questionnaires which, among other things, identify any transactions with the Company in which the director, executive officer or their immediate family members have an interest.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the fiscal year ended September 30, 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met.

OTHER MATTERS

The Board of Directors knows of no matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the discretion of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended September 30, 2015 (as filed with the SEC), including the financial statements and schedules thereto, the Proxy Statement, a form of proxy, or future annual reports and proxy statements. All such requests should be directed to our Shareholder Relations Department by: (a) mail at Monmouth Real Estate Investment Corporation, Attention: Shareholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, NJ 07728, (b) telephone at (732) 577-9996 or (c) email at mreic@mreic.com. You can also contact your broker, bank or other nominee to make a similar request.

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For directions to the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey please contact our Shareholder Relations Department by mail, telephone or email.

YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.

PLEASE VOTE AS SOON AS POSSIBLE.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2017 Annual Meeting of shareholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received at the Company’s principal executive offices by December 1, 2016. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by our shareholders at our 2017 Annual Meeting, but not included in Company’s proxy statement, may be made by a person who is a shareholder of record at the time of giving notice by the shareholder and at the time of the Meeting who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than December 1, 2016 and not later than December 31, 2016. However, in the event that the 2017 Annual Meeting is advanced more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2016 Annual Meeting, notice by the stockholder to be timely must be received no earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of such meeting is first made.

BY ORDER OF THE BOARD OF DIRECTORS

Eugene W. Landy
Chairman of the Board and Director

Dated: March 31, 2016

Important: Shareholders can help the Company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly authorizing a proxy. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You are earnestly requested to authorize a proxy to vote your shares in order that the necessary quorum may be represented at the meeting.

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION 3499 ROUTE 9 NORTH, STE. 3-D FREEHOLD, NJ 07728

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99879-Z67074	KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

The Board of Directors recommends you vote FOR the Nominees listed below:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of nominee(s) on the line below

1.	Election of three Class I Directors, each to serve until the 2019 Annual Meeting of Shareholders and until his or her successor is duly elected and qualifies.	[ ]	[ ]	[ ]	______________________________________

Nominees:
01)	Anna T. Chew
02)	Daniel D. Cronheim
03)	Scott L. Robinson

The Board of Directors recommends you vote FOR Proposal 2:		For	Against	Abstain

2.	Ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.	[ ]	[ ]	[ ]

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

NOTE: When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If this proxy is properly executed but no direction is given, the votes entitled to be cast by the undersigned will be cast (i) FOR the election of the three nominees listed above as Directors of the Company; (ii) FOR the ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016; and (iii) In the discretion of the proxy holder on any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

For address changes and /or comments, please check this box and write them on the back where indicated.	[ ]

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

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M99880-Z67074

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Annual Meeting of Shareholders

May 19, 2016 4:00 p.m.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MONMOUTH REAL ESTATE INVESTMENT CORPORATION

The Shareholder of Monmouth Real Estate Investment Corporation, a Maryland Corporation (the “Company”), executing the reverse of this Proxy Card (the “Shareholder”), hereby appoints Eugene W. Landy, Michael P. Landy, and Kevin Miller, and each or any of them, as proxies of the Shareholder, with full power of substitution in each or any of them, to attend the Annual Meeting of Shareholders (the “Meeting”) of the Company, to be held at the Company’s office at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey, on Thursday, May 19, 2016, at 4:00 p.m., eastern time, and any postponement or adjournment thereof, to cast on behalf of the Shareholder all votes that the Shareholder is entitled to cast at the Meeting and to otherwise represent the Shareholder at the Meeting with all powers possessed by the Shareholder if personally present at the Meeting.

The Shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Meeting.

Address Changes/Comments:________________________________________________

________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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